Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of May 27, 2015, by and between Regional Management Corp., a Delaware corporation (collectively with each of its subsidiaries and affiliates, the “Company”), and A. Michelle Masters (the “Executive”). The Company and Executive may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Executive served as Senior Vice President of Strategic Operations and Initiatives for the Company;

WHEREAS, Executive has, subject to the terms of this Agreement, tendered her resignation from the Company, and the Company has accepted Executive’s resignation, effective as of May 8, 2015 (the “Termination Date”);

WHEREAS, the Parties have agreed to treat Executive’s resignation as a termination of Executive’s employment by the Company without cause under the Executive’s LTIP Award Agreements (as such term is defined herein), as applicable; and

WHEREAS, the Parties desire to amicably resolve any dispute arising out of Executive’s employment and termination thereof, with the understanding that such resolution shall not constitute evidence of or be an admission of wrongful conduct, liability, or fault on the part of Executive or the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1. Resignation of Employment and Other Positions.

Effective as of the Termination Date, Executive shall resign from her position as Senior Vice President of Strategic Operations and Initiatives and all other titles, positions, and appointments Executive may hold with the Company or any of its direct or indirect subsidiaries or affiliates. Executive will promptly thereafter receive all accrued but unpaid base salary (“Salary”), unused paid time off (both paid on the first normal payroll payment date to occur after the Termination Date), and reimbursement of all outstanding properly incurred business-related expenses (payable in accordance with Section 3(d)).

2. Assistance with Responsibilities.

For a period of six (6) months following the Termination Date (the “Assistance Period”), as requested by the Company, Executive shall provide reasonable assistance in connection with the transition of Executive’s duties and responsibilities. The Parties agree that Executive shall spend no more than twenty (20) hours per month providing such assistance. Executive shall not be required to travel and shall be reimbursed (in accordance with Section 3(d)) for any reasonable expenses incurred at the Company’s request. Executive acknowledges and agrees that she will be providing such services as an independent contractor and not as an employee of the Company or any affiliate. Executive further acknowledges and agrees that the treatment of her equity awards as provided in Section 4 below will be the sole compensation to which Executive is entitled with respect to her services during the Assistance Period.

3. Severance Pay and Benefits.

(a) The Company shall provide to Executive each of the following severance benefits:

(i) The continued payment of Executive’s Salary for a period of twelve (12) months immediately following the Termination Date (the “Severance Period”) (based on the Salary in effect as of the Termination Date ($153,000 annually)), payable during the Severance Period in accordance with the Company’s regular payroll practices, commencing with the first payroll payment date that occurs after the Termination Date;

(ii) A pro-rated portion of the Executive’s annual short-term incentive program target bonus (such annual target bonus being 45% of Executive’s Salary ($68,850)) (the “Bonus”), if any, for 2015 (with such pro-ration calculated based on the number of days elapsed during 2015 through the Termination Date, divided by 365), but only to the extent such Bonus is earned based on performance goals established for 2015, as applicable, under the Annual Incentive Plan, as determined by the Compensation Committee, such Bonus to be payable, if at all, when the Bonus would otherwise have been paid had Executive remained employed by the Company;

(iii) Reimbursement of the reasonable attorney’s fees and expenses, not to exceed Five Thousand and No/100 Dollars ($5,000), incurred by Executive in connection with the negotiation and preparation of this Agreement (payable in accordance with Section 3(d));

(iv) Provided Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or similar state laws and timely completes and returns to the Company the documents and payments required for such election, the Company shall reimburse Executive for the cost of COBRA continuation premiums for Executive and her dependents (as applicable) for a period of twelve (12) consecutive months after the Termination Date under the Company’s group medical plan to the extent that such benefits were in effect for Executive and her dependents as of the Termination Date; provided, that if at any time during the twelve (12) month period following the Termination Date, Executive becomes eligible to receive health insurance from a subsequent employer, the Company’s obligation to reimburse Executive for the cost of COBRA continuation premiums shall immediately cease; and

(v) Executive outplacement services for a period of six (6) months immediately following the Termination Date through a provider to be designated by the Company.

(b) Notwithstanding the foregoing provisions of this Section 3, the Company shall not be obligated to provide Executive with any of the severance pay or benefits described in paragraphs (a)(i)–(v) of this Section 3 (such severance pay and benefits, collectively the “Severance Benefits”), or the benefits provided under Section 4(c) below, unless (i) within 30 days following the Termination Date, (x) Executive signs and delivers the Release of Claims in favor of the Company as set forth in Exhibit A attached hereto (the “Release”), (y) Executive has not revoked the Release, and (z) the rescission periods provided by law have expired; and (ii) Executive is in substantial compliance with the terms of this Agreement as of the dates of the payments. The Parties agree that Executive received this Agreement and the Release as of the Termination Date.

(c) Executive acknowledges and agrees that Executive is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of the Termination Date. As a result, the payment of any amounts under this Section 3 that are considered deferred compensation subject to Section 409A and are to be paid on account of Executive’s separation from service shall be deferred, as required by Section 409A(a)(2)(B)(i) of the Code, for six (6) months after the Termination Date or, if earlier, Executive’s death (the “409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the first payroll date after the 409A Deferral Period expires, and the balance of any payments shall be made as described herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.

(d) Notwithstanding anything to the contrary contained herein, with respect to any reimbursement of expenses, or any provision of in-kind benefits, that are subject to Code Section 409A and related regulations or other guidance, the following conditions shall apply: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in any one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement providing for the reimbursement of expenses referred to in Code Section 105(b); (ii) the reimbursement of an eligible expense shall be made no later than the last day of the Executive’s taxable year following the taxable year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e) Executive acknowledges and agrees that she is not entitled to any benefits under this Agreement or otherwise except for the benefits expressly provided herein, accrued benefits under the Company’s 401(k) retirement plan, and the right to continue life insurance coverage at Executive’s cost (provided that Executive may be required to do so under an individual conversion policy).

4. Treatment of Long-Term Incentive Awards

(a) Executive and the Company acknowledge and agree that the Company has previously granted to Executive the following equity, equity-based, and long-term incentive awards (collectively, the “LTIP Awards”) and no others: (i) a nonqualified stock option (an “NQSO”) for 25,000 shares of the Company’s common stock (the “Common Stock”) granted under the Company’s 2011 Stock Incentive Plan (the “2011 Plan”) pursuant to a Nonqualified Stock Option Agreement, dated March 27, 2012 (the “2012 Option Award”); (ii) an NQSO for 6,429 shares of Common Stock granted under the 2011 Plan pursuant to a Nonqualified Stock Option Agreement, dated October 1, 2014; (iii) a performance-contingent restricted stock unit award for 2,815 shares of Common Stock granted under the 2011 Plan pursuant to a Restricted Stock Unit Award Agreement, dated October 1, 2014; (iv) 50,000 cash-settled performance shares (a cash-based long-term incentive award) granted under the 2011 Plan pursuant to a Cash-Settled Performance Share Award Agreement, dated October 1, 2014; (v) a restricted stock award for 2,338 shares of Common Stock granted under the 2011 Plan pursuant to a Restricted Stock Award Agreement, dated October 1, 2014; and (vi) an NQSO for 2,500 shares of Common Stock granted under the 2011 Plan pursuant to a Nonqualified Stock Option Agreement, dated March 11, 2015.

(b) Executive and the Company acknowledge and agree that, except as set forth below in this Section 4, (i) the LTIP Awards granted to Executive shall be governed by the terms of the 2011 Plan and the written award agreements described in Section 4(a) pursuant to which the Company granted the LTIP Awards (the “LTIP Award Agreements”) (provided, however, that Executive’s resignation shall be treated as a termination of employment by the Company without cause under the 2011 Plan and the LTIP Award Agreements); (ii) the other terms and conditions of the LTIP Award Agreements shall be unchanged; and (iii) Executive has no other rights with respect to any other awards under any long-term or equity incentive plan of the Company, whether the Company’s 2007 Management Incentive Plan, the 2011 Plan, the Company’s 2015 Long-Term Incentive Plan, or otherwise.

(c) All of the unvested shares underlying the 2012 Option Award shall vest in full on the effective date of the Release, the exercise period with respect to the 2012 Option Award shall remain outstanding until March 21, 2017 and shall not expire after the conclusion of the ninety (90) day period following the Termination Date, and the LTIP Award Agreement related to the 2012 Option Award shall be deemed amended to the extent necessary to conform to the provisions of Section 4(c) herein. The treatment of the 2012 Option Award as set forth in this Section 4(c) is subject to Executive’s execution and non-revocation of the Release.

(d) The Company has no obligation to notify the Executive of the pending expiration or forfeiture of any option or other award.

5. Covenants and Continuing Obligations.

(a) Defined Terms. The following definitions shall apply to the provisions set forth in Section 5 of this Agreement:

(i) “Business” means the business of providing installment, automobile purchase, and retail purchase loans and related payment protection insurance to consumers.

(ii) “Confidential Information” means trade secrets and confidential information in written, oral, electronic, and/or other form regarding the Company and/or its businesses, operations, equipment, products, and employees, including, but not limited to (i) the identities of customers and key vendors and relationships and potential customers and key vendors and relationships; (ii) business methods, practices, strategies, forecasts, pricing, customer lists, and marketing techniques; (iii) the identities of brokers, licensors, vendors, and other suppliers and the identities of contact persons at such brokers, licensors, vendors, and other suppliers; (iv) the identities of key Company employees; (v) advertising and sales materials, research, technology, intellectual property rights, training materials and techniques, computer software, and related materials; (vi) other facts and financial and other business information concerning the Company or relating to its business, operations, financial condition, results of operations, and prospects; and (vii) all other information that the Company tries to keep confidential and that has commercial value or is of such a nature that its unauthorized disclosure would be detrimental to the Company’s interests. Notwithstanding the foregoing, “Confidential Information” will not include information that is approved for public release by the Company or information that Executive can demonstrate (i) is already in or has subsequently entered the public domain, other than as a result of any breach of this Agreement by Executive, (ii) was in the possession of or known to Executive prior to Executive’s employment with the Company and is not subject to confidentiality restrictions, (iii) was obtained from a third party not in violation of any agreement with, or duty of confidentiality to, the Company, or (iv) was independently developed by Executive without use of or reference to the Company’s Confidential Information.

(iii) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock corporation, a joint venture, an unincorporated organization or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.

(b) Confidentiality. Executive acknowledges that during her employment with the Company, Executive was given, in connection with the conduct of the Business, access and exposure to Confidential Information. Executive agrees that she will not at any time, except as directed by the Company, use for herself or others, directly or indirectly, any such Confidential Information, and except as required by law or as directed by the Company, Employee will not disclose such Confidential Information, directly or indirectly, to any other Person or use, lecture upon, or publish any of the Confidential Information. All physical property and all notes, memoranda, files, records, writings, documents, and other materials of any and every nature, written or electronic, that Executive has prepared, developed, or received in the course of her association with the Company and that relate to or are useful in any manner to the Business or any other business conducted by the Company, are and will remain the sole and exclusive property of the Company. Executive represents and agrees that she has not and will not remove from the Company’s premises any such physical property, the original, “soft copy,” or any reproduction of any such materials nor the information contained therein, and all such physical property, materials, and information in her possession or under her custody or control will be immediately turned over to the Company.

(c) Covenant Not to Hire or Solicit Employees. Executive agrees that, for a period of two (2) years immediately following the Termination Date, she shall not, directly or indirectly, on behalf of herself or any other Person, hire any employee of the Company or solicit or encourage any employee of the Company to leave employment with the Company.

(d) Non-Disparagement. Executive agrees not to make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Company or its officers, directors, employees, stockholders, representatives, or agents.

(e) Reasonableness of Restrictions. Executive has carefully read and considered the provisions of Section 5 and, having done so, agrees that the restrictions, including, but not limited to, the time period of restriction, are fair and reasonable and are reasonably required for the protection of the interests of the Company and its officers, directors, stockholders, and other employees. In the event that, notwithstanding the foregoing, any paragraph or provision of Section 5 shall be held to be invalid or unenforceable, the remaining paragraph(s) or provision(s) thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable paragraph(s) or provision(s) had not been included therein. In the event that any provision of Section 5 relating to the time period of restriction and/or related aspects is found by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then it is the express desire and intent of both the Company and Executive that such provision not be rendered invalid thereby, but rather that the duration, scope, or nature of the restriction be deemed reduced or modified to the extent necessary to render such provision reasonable, valid, and enforceable. The time period restriction and/or related aspects deemed reasonable and enforceable by the court shall then become, and thereafter be, the maximum restriction in such regard, and the provision, as reformed, shall remain valid and enforceable. The Company and Employee acknowledge that this Section 5(e) is contractual in nature and expressly grant a court of competent jurisdiction the authority to effectuate this contractual provision.

(f) Breach of Restrictive Covenants. Executive acknowledges that this Agreement is designed and intended only to protect the legitimate business interests of the Company and that the restrictions imposed by this Agreement are necessary, fair, and reasonably designed to protect those interests. Executive further acknowledges that the Company has given her access to certain Confidential Information, and that the use of such Confidential Information by her on behalf of some other Person (including herself) would cause irreparable harm to the Company. Executive also acknowledges that the Company has invested considerable time and resources in developing its relationships with its vendors and customers and in training the Company’s employees, the loss of which similarly would cause irreparable harm to the Company. Without limitation, Executive agrees that if she should breach or threaten to breach any of the restrictive covenants contained in Section 5 of this Agreement, the Company may, in addition to seeking other available remedies, apply for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by Executive. If, for any reason, any of the restrictive covenants or related provisions contained in Section 5 of this Agreement should be held invalid or otherwise unenforceable, it is agreed the court shall construe the pertinent Section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by applicable law. Executive further agrees that any claimed Company breach of this Agreement shall not prevent, or otherwise be a defense against, the enforcement of any restrictive covenant or other Executive obligation herein.

(g) Executive Representations. Executive represents that the restrictions on her business provided in this Agreement are fair and protect the legitimate business interests of the Company. Executive represents further that the consideration for this Agreement is fair and adequate, and that even if the restrictions in this Agreement are applied to her, she shall still be able to earn a good and reasonable living from those activities, areas, and opportunities not restricted by this Agreement. Employee represents further she has had an opportunity to consult with independent counsel concerning this Agreement and is not relying on the Company or its counsel for any related legal, tax, or other advice.

(h) Order to Disclose; Limited Disclosure Permitted. In the event that Executive is required by law or court order to reveal any Confidential Information, Executive agrees to give prompt notice thereof to the Company and shall use her best efforts, at the Company’s request and expense, to disclose: (a) such Confidential Information only pursuant to a protective order which provides measures to maintain the confidential nature of the Confidential Information, (b) only that portion of the Confidential Information as is necessary to meet the requirements of such law or court order, and (c) such Confidential Information only to those Persons as required by such law or court order. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that she has made or will make such reports or disclosures.

6. Miscellaneous.

(a) Excess Benefits. Executive acknowledges that this Agreement provides benefits in excess of benefits to which she would be entitled under any Company policies or severance plans, and such benefits are provided in lieu of any other payments or benefits, rather than in addition to them.

(b) Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on her behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law. Executive acknowledges that the Company has made no representation or warranty regarding the tax consequences associated with the benefits described under this Agreement, that Executive agrees to pay any federal, state, and local taxes for which she may be personally liable as a result of the benefits conveyed under this Agreement, and that the Company has no obligation to achieve any certain tax result for Executive.

(c) Company Approvals. The Company represents and warrants to Executive that it (and to the extent required, the Board and the Compensation Committee) has taken all corporate action necessary to authorize this Agreement.

(d) Continuing Cooperation. Until the expiration of the applicable statutes of limitations, Executive agrees to provide continuing cooperation to the Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against it. Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony or testimony as a witness in any forum; provided, however, that compliance with this Section 6(d) will not be enforced in such a way as to impose an undue burden upon Executive. Executive also agrees to participate in joint messages to financial institutions and oversight agencies.

(e) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued Separation Benefits may be reduced as provided for by Section 3(a)(iv) of this Agreement.

(f) Beneficiary. If Executive dies before receiving all of the amounts payable to her in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during her lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change her designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(g) Governing Law; Jurisdiction; Venue. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware. Executive and the Company knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, as appropriate.

(h) Entire Agreement. Except as otherwise provided herein, the Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(i) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(j) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(k) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock.

(l) Separate Representation. Executive hereby acknowledges that she has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

(m) Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:

Regional Management Corp.

509 West Butler Road

Greenville, SC 29607

P.O. Box 776

Mauldin, SC 29662

Facsimile No.: (864) 422-8035

Attention: Brian J. Fisher, Vice President and General Counsel

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

550 South Main Street, Suite 400

Greenville, SC 29601

Attention: Elizabeth O. Temple

If to Executive:

A. Michelle Masters, at the residence address in the Company’s personnel records as of the Termination Date or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(n) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(o) Severability. Subject to Section 5 hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(p) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof. For the sake of clarity, references to “Section(s)” herein shall refer to the corresponding Sections of this Agreement.

[Signature page immediately following]

IN WITNESS WHEREOF, Executive and the Company have executed this Separation Agreement as of the date first above written.

REGIONAL MANAGEMENT CORP.

By	/s/ Brian J. Fisher
BRIAN J. FISHER
Its	VICE PRESIDENT AND GENERAL COUNSEL

/s/ A. Michelle Masters
A. MICHELLE MASTERS

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made and entered into by and between Regional Management Corp. (the “Company”) and A. Michelle Masters (the “Executive”).

BACKGROUND

A. The Company and Executive are parties to a Separation Agreement that, among its terms, provides that the Company will pay Executive certain individually tailored severance benefits (the “Severance”) and provide benefits related to Executive’s equity and equity-based compensation (the “Equity Award Benefits”) in connection with the termination of Executive’s employment thereunder (the “Separation Agreement”).

B. Under the Separation Agreement, the Company is not obligated to pay the Severance or provide the Equity Award Benefits unless Executive has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1. Company’s Obligations. In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to Executive the Severance and provide the Equity Award Benefits as provided in the Separation Agreement.

2. Executive’s Obligations. In return for the Company’s Obligations in Section 1 above, Executive knowingly and voluntarily agrees to the following:

(a) Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal, equitable and administrative claims, actions, causes of action, suits, debts, accounts, judgments and demands (collectively, “Claims”) against the Company or any of its direct or indirect subsidiaries or affiliates that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal, equitable and administrative Claim(s) of any kind or nature whatsoever including, without limitation, the following:

(i) All Claims that Executive has now, whether or not Executive now knows about or suspects such claims;

(ii) All Claims for attorney’s fees;

(iii) All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit

Protection Act of 1990 (“OWBPA”); and discrimination and retaliation claims of any kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, and the Americans With Disabilities Act (“ADA”);

(iv) All Claims arising out of Executive’s employment and Executive’s separation from employment with the Company including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(v) All Claims for any other compensation, including vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, and stock options;

(vi) All Claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”); and

(vii) All Claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company.

(b) Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement and the Separation Agreement. The Severance that Executive is receiving in the Separation Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in the Separation Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.

3. Certain Definitions. For purposes of Section 2, “Executive” means A. Michelle Masters and any person or entity that has or obtains any legal rights or claims through A. Michelle Masters. Further, the “Company” means Regional Management Corp. and any parent, subsidiary, and affiliated organization or entity in the present or past related to Regional Management Corp., and any past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of Regional Management Corp.

4. Other Provisions.

(a) The Company has paid or will pay Executive in full for all reimbursable business expenses, earned annualized salary, earned unpaid bonus pay, and any other earnings through the last day of Executive’s employment.

(b) Nothing in this Agreement affects Executive’s rights in any qualified retirement or welfare benefit plan or program in which Executive was a participant while employed by the Company. The terms of such plans and programs control Executive’s rights with respect thereto.

(c) The Company will indemnify Executive as permitted by and pursuant to any agreement or policy that the Company has adopted relating to indemnification of directors, officers, and employees, and as permitted by and pursuant to any provision of the Company’s certificate of incorporation or by-laws relating to such indemnification.

(d) Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents.

5. Executive’s Rights to Counsel, Consider, Revoke and Rescind.

(a) The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b) Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement. Executive agrees that she was provided this Agreement on May 8, 2015 for consideration. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired. To revoke such release, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the seven day period. If Executive delivers the rescission by mail it must be: (i) postmarked within 7 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Brian J. Fisher, 509 West Butler Road Greenville, SC 29607; and (iii) sent by certified mail return receipt requested.

If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, Executive shall not be entitled to receive the Severance or the Equity Award Benefits.

6. Non-Admission. The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.

7. No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8. Governing Law. This Agreement will be governed by the substantive laws of the State of Delaware without regard to conflicts of law principles.

9. Forum Selection-Jurisdiction and Venue. Executive and the Company knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, as appropriate.

10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

11. Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

12. Agreement Freely Entered Into. Executive and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with her/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

Dated:
A. Michelle Masters

Dated:	Regional Management Corp.

By:

Its: